Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-3 (File No. 333-162998) of Hydrogenics Corporation (this “Registration Statement”) of our report dated March 24, 2009 related to the financial statements and the effectiveness of internal control over financial reporting which appears in the Annual Report on Form 20-F/A for the year ended December 31, 2008 referred to in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Ontario, Canada

December 21, 2009